Filed Pursuant to Rule 433
Dated April 18, 2007
Registration Statement No. 333-132201


Toyota Motor Credit Corporation
15NC2 Curve Steepening Notes

Final Terms

Issuer: Toyota Motor Credit Corporation ("TMCC")

Dealer: Merrill Lynch, Pierce, Fenner & Smith Incorporated

Status: Senior, unsecured

Cusip: 89233PE36

Principal Amount: USD 10,000,000 (may be increased prior to Issue Date)

Trade Date: April 18, 2007

Issue Date: May 2, 2007

Maturity Date: May 4, 2022

Issue Price: 100.00% of Par

Net Proceeds: Issue Price x Principal Amount

Coupon: Year 1-2:  10.00% p.a.
Thereafter:  50 times Max [(CMS30-CMS10), 0.00%] p.a.
(Quarterly, 30/360)

Reference Rate:
CMS30 is 30-year USD ISDA Swap Rate and CMS10 is the 10-year
USD ISDA Swap Rate determined 2 business days prior to beginning of each coupon period.

Reference Pages:
The rate for USD ISDA Swaps with the designated maturity as appears on Reuters Screen ISDAFIX1 Page, at 11 a.m. EST New York time.
In the event that the aforementioned page is unavailable or cancelled, the method of observation shall be determined by the Calculation Agent solely in its discretion or as set out in the Pricing Supplement.

Coupon Payment Dates:
Quarterly, commencing August 4, 2007 (long first coupon), using the Following Business Day convention with no adjustment for interest period end dates.

Redemption Price: 100.00% of Par.

Call Dates:
TMCC owns the right to call the Notes at the Call Price in whole, but not in part, starting on May 4, 2009 and at each quarterly payment date thereafter, with 10 Calendar Days notice.

Call Price: Par

Business Days: New York

Listing: None

Denominations: USD 1,000

Documentation: Public

Calculation Agent: Merrill Lynch Capital Services

Settlement: DTC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.